                                               ---------------------------------
                                                         OMB APPROVAL
                                               ---------------------------------
                                               OMB Number:             3235-0145
                                               Expires:          August 31, 1999
                                               Estimated average burden
                                               hours per response..........14.90
                                               ---------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                       BEACHPORT ENTERTAINMENT CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.002 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    073466203
                          ----------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 1998
         ---------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

-------------------                                            -----------------
CUSIP NO. 073466203                     13G                    PAGE 2 OF 9 PAGES
-------------------                                            -----------------

-------------------------------------------------------------------------------
   1.     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          LIVIAKIS FINANCIAL COMMUNICATIONS, INC.                    68-0311399
-------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
          (SEE INSTRUCTIONS)                                            (b)  [X]
-------------------------------------------------------------------------------
   3.     SEC USE ONLY
-------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
-------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER
  NUMBER OF                    1,487,500
   SHARES               -------------------------------------------------------
 BENEFICIALLY           6.     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH                -------------------------------------------------------
  REPORTING             7.     SOLE DISPOSITIVE POWER
 PERSON WITH:                  1,487,500
                        -------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER
                               -0-
-------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,487,500
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)                                          [X]
-------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          12.2%
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          CO
-------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP NO. 073466203                     13G                    PAGE 3 OF 9 PAGES
-------------------                                            -----------------

-------------------------------------------------------------------------------
   1.     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          JOHN M. LIVIAKIS
-------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
          (SEE INSTRUCTIONS)                                            (b)  [X]
-------------------------------------------------------------------------------
   3.     SEC USE ONLY
-------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
-------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER
  NUMBER OF                    22,000
   SHARES               -------------------------------------------------------
 BENEFICIALLY           6.     SHARED VOTING POWER
  OWNED BY                     1,487,500
    EACH                -------------------------------------------------------
  REPORTING             7.     SOLE DISPOSITIVE POWER
 PERSON WITH:                  22,000
                        -------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER
                               1,487,500
-------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,509,500
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)                                          [X]
-------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          12.4%
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
-------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP NO. 073466203                     13G                    PAGE 4 OF 9 PAGES
-------------------                                            -----------------

-------------------------------------------------------------------------------
   1.     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          RENEE A. LIVIAKIS
-------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
          (SEE INSTRUCTIONS)                                            (b)  [X]
-------------------------------------------------------------------------------
   3.     SEC USE ONLY
-------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
-------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES               -------------------------------------------------------
 BENEFICIALLY           6.     SHARED VOTING POWER
  OWNED BY                     1,487,500
    EACH                -------------------------------------------------------
  REPORTING             7.     SOLE DISPOSITIVE POWER
 PERSON WITH:                  -0-
                        -------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER
                               1,487,500
-------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,487,500
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)                                          [X]
-------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          12.2%
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
-------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP NO. 073466203                     13G                    PAGE 5 OF 9 PAGES
-------------------                                            -----------------

-------------------------------------------------------------------------------
   1.     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          ROBERT B. PRAG
-------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
          (SEE INSTRUCTIONS)                                            (b)  [X]
-------------------------------------------------------------------------------
   3.     SEC USE ONLY
-------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
-------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER
  NUMBER OF                    375,000
   SHARES               -------------------------------------------------------
 BENEFICIALLY           6.     SHARED VOTING POWER
  OWNED BY                     1,487,500
    EACH                -------------------------------------------------------
  REPORTING             7.     SOLE DISPOSITIVE POWER
 PERSON WITH:                  375,000
                        -------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER
                               1,487,500
-------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,862,500
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)                                          [X]
-------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          15.3%
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
-------------------------------------------------------------------------------

ITEM 1(a).  NAME OF ISSUER:

         Beachport Entertainment Corporation

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         1990 South Bundy Drive - Suite 700
         Los Angeles, California 90025

ITEM 2(a).  NAME(S) OF PERSON(S) FILING:

         Liviakis Financial Communications, Inc. ("LFC")
         John M. Liviakis ("JML")
         Renee A. Liviakis ("RAL")
         Robert B. Prag ("RBP")

         LFC, JML, RAL and RBP are filing this Amended Statement on Schedule 13G jointly pursuant to Rule 13d-1(k)(1).

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         2420 "K" Street, Suite 220, Sacramento, California 95816

ITEM 2(c).  CITIZENSHIP:

         LFC is a California corporation. JML, RAL and RBP are citizens of the United States of America.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

         Common Stock, $.002 par value

ITEM 2(e).  CUSIP NUMBER:

         073466203

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:



        If this statement is filed pursuant to Rule 13d-1(c), check this box [X]

ITEM 4. OWNERSHIP.

         (a)      Amount beneficially owned:

                  LFC:     1,487,500 shares
                  JML:     1,509,500 shares
                  RAL:     1,487,500 shares
                  RBP:     1,862,500 shares

                  RBP reports the 1,487,500 shares owned by LFC as beneficially owned by RBP but disclaims beneficial ownership of such shares, except to the extent such beneficial ownership arises out of his service as an officer and director of LFC. JML and RAL, who are husband and wife and each of whom is an officer, director and holder of 50% of the outstanding shares of LFC, report the 1,487,500 shares owned of record by LFC as beneficially owned by each of them. RAL has a community property interest in the shares owned directly by JML.

         (b)      Percent of class:

                  LFC:     12.2%
                  JML:     12.4%
                  RAL:     12.2%
                  RBP:     15.3%

                  Based upon the approximately 12,148,000 shares of Common Stock that the Issuer advised LFC were outstanding in March 1999.

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or direct the vote:

                           LFC:     1,487,500 shares
                           JML:        22,000 shares
                           RAL:        -0-    shares
                           RBP:       375,000 shares

                  (ii)     Shared power to vote or direct the vote:

                           LFC:        -0-    shares
                           JML:     1,487,500 shares
                           RAL:     1,487,500 shares
                           RBP:     1,487,500 shares

                           JML, RAL and RBP, in their capacity as officers and directors, share the power to vote or direct the vote of shares owned by LFC.


                  (iii) Sole power to dispose or to direct the disposition of:

                           LFC:       1,487,500 shares
                           JML:          22,000 shares
                           RAL:          -0-    shares
                           RBP:         375,000 shares

                  (iv) Shared power to dispose or direct the disposition of:

                           LFC:          -0-  shares
                           JML:     1,487,500 shares
                           RAL:     1,487,500 shares
                           RBP:     1,487,500 shares


                           JML, RAL and RBP, in their capacity as officers and directors, share the power to dispose or direct the disposition of the shares owned by LFC.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

ITEM 10.  CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


  Dated: As of February 14, 1999        Liviakis Financial Communications, Inc.

                                        By: /s/ John M. Liviakis
                                            ------------------------------------
                                            John M. Liviakis, President


                                            /s/ John M. Liviakis
                                        ----------------------------------------
                                            John M. Liviakis


                                            /s/ Renee A. Liviakis
                                        ----------------------------------------
                                            Renee A. Liviakis


                                            /s/ Robert B. Prag
                                        ----------------------------------------
                                            Robert B. Prag